Exhibit 10.6

May 31, 2023

To:

(1)	Sir Ralf Speth CEO and Chairman of Pegasus	From:
Pegasus TopCo B.V.
(2)	F. Jeremey Mistry Chief Financial Officer of Pegasus	Rhijnspoorplein 10-38, 1018 TX Amsterdam, the Netherlands

(3)	Stefan Berger Chief Investment Officer of Pegasus

Dear Sir Ralf, dear Jeremey, dear Stefan,

We make reference to the envisaged business combination under a Business Combination Agreement between Pegasus Digital Mobility Acquisition Corp. ("Pegasus"), a Cayman Islands exempted company, Gebr. Schmid GmbH, a German limited liability company ("Schmid"), Pegasus TopCo B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a Dutch public limited liability company (naamloze vennootschap) ("Topco")) prior to closing of the Business Combination), and Pegasus MergerSub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of TopCo ("Merger Sub") pursuant to which certain transactions will occur, and in connection therewith, Topco will become the ultimate parent company of Schmid and, prior to the immediate commencement of winding up proceedings, Merger Sub, the surviving entity in a merger with Pegasus (the "Business Combination").

In consideration of the conditions contained in this Letter, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, we hereby would like to agree with you the following, intending to be legally bound:

Section 1. Retention Fee

On the basis of the approval of Compensation Committee of the Board of Directors of Pegasus which is wholly comprised of independent directors, (i) Sir Ralf Speth (ii) F. Jeremey Mistry, and (iii) Stefan Berger shall be entitled each and individually to a retention fee of USD 500,000 (five hundred thousand), subject to Sections 2 and 3 below (the "Retention Fee"). The Retention Fee is payable within five (5) business days (business days in the Netherlands) after the completion of the Business Combination.

Section 2. Conditions

The individual entitlement to the Retention Fee for each party named above is subject to the following conditions:

(a) the completion of the Business Combination;

(b) such individual remaining available as an advisor of TopCo and expecting to remain so for a period of six (6) months following the completion of the Business Combination; and

(c) in each case as a condition on an individual basis, Sir Ralf Speth has not resigned as CEO of Pegasus, F. Jeremey Mistry has not resigned as CFO of Pegasus and Stefan Berger has not resigned as CIO of Pegasus, respectively, before the completion of the Business Combination.

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Section 3. General

The obligation to pay the Retention Fee shall be disclosed in the public filing documents prepared in connection with the consummation of the Business Combination and TopCo shall take all necessary steps to ensure that this obligation survives the Business Combination as a binding obligation by it as the surviving entity of the Business Combination.

This Letter Agreement and all claims or causes of action based upon, arising out of, or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. Any proceeding arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court therefrom) and each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court.

If you agree to the foregoing, please so indicate by signing this letter, whereupon this Letter Agreement shall become legal and binding.

[Signature Page Follows]

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Sincerely,

Pegasus TOPCO B.V.

By:

Name: Stefan Berger
Title: Director

ACCEPTED AND AGREED AS OF THE ABOVE DATE:

By:	By:	By:

Name: Sir Ralf Speth	Name: Stefan Berger	Name: F. Jeremey Mistry

*****

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